LETTER OF INTENT OF DEVELOPMENT OF TOURISM AND TRAVEL

IN HE PING ZHEN

San Lotus Holding Inc. (the "SLH"), a Nevada Corporation trading its common stock on OTCBB, operates its business principally on global travel and real property development;

He Ping Zhen Development Ltd. (the "He Ping"), a China Limited Corporation which is incorporated in Fujian Province of China, operates its business principally on development of He Ping Zhen, Shaowu  City, Fujian Province, China;

In order to jointly develop the tourism of He Ping Zhen, the parties entered into this letter of intent (the "LOI"), and specifically agree as follows:

1.       SLH and He Ping will form a chinese-foreign joint venture (the "JV") to develop travel in He Ping Zhen and the area around He Ping Zhen. SLH and He Ping will respectively own 50% of JV.

2.       After JV is formed, He Ping will increase the capital of JV by assigning to JV a 200 mu land (133,334 square meters or 33.334 acres) taken from He Ping Zhen (the "Land") in exchange for JV's shares equivalent to RMB$7,020,000 (the "Shares").

3.       SLH will purchase the Shares from He Ping by issuing to He Ping the shares of SLH equivalent to RMB$7,020,000, par value USD$1 per share, at a per share purchase price which will be USD$1 per share.

4.       When JV pay the price of award of bid pursuant to the competitive price of the Land declared by government, the Land auction is completed and JV will have the entire rights to use the Land for commercial purposes. JV will properly develop and use the Land in compliance with governmental plan(s).

5.       The parties jointly announced that the parties will continue to develop the tourism and travel of an aggregate 50,000 mu land (33,333,500 square meters or 8,333.375 acres) in He Ping Zhen and the area around He Ping Zhen in accordance with the manners specified above. But, He Ping has the right unilaterally to determine how many mu of land are actually needed for such development, when the land should be traded, and what extent of such development can be conducted to.

6.       The parties are not bound by this LOI and any term herein. And, no any term in this LOI creates any rights or obligations whatsoever. When parties officially initiate any project, the parties must enter into the agreements regarding each specific matter in the project.

Understood, Agreed & Accepted:
He Ping Zhen Development Ltd.	San Lotus Holding Inc.
By: /s/Nie Liang Bin	By: /s/Chen, Li-Hsing
Nie Liang Bin	Chen, Li-Hsing
No.36 Heping St. Heping Township Shaowu City Fujian Province China	Suite 23, 3301 Spring Mountain Rd, Las Vegas, NV 89102
Date: April 15, 2015